Mid-Con Energy Partners, LP Announces Fourth Quarter and Full Year 2016 Financial and Operating Results, 2016 Year End Proved Reserves, and 2017 Guidance

TULSA, February 28, 2017 - Mid-Con Energy Partners, LP (NASDAQ: MCEP) ("Mid-Con Energy" or the "Partnership") announces financial and operating results for the fourth quarter and full year ended December 31, 2016. Also included within the release is the Partnership's guidance for the full year ended December 31, 2017.

"I would like to acknowledge the operational success our team delivered during 2016 in light of challenging market conditions for most in the oil industry," commented Jeff Olmstead, Chief Executive Officer. "In response to lower oil prices, we continued our efforts to reduce costs in the field and office. Cash operating expenses, consisting of lease operating expenses ("LOE"), production taxes, cash general and administrative ("G&A"), and cash interest expense were $25.36/Boe for the full year 2016 and $24.01/Boe during the fourth quarter of 2016. On a per Boe basis, these cash costs declined 11.7% and 13.9% for the comparable periods year-over year, respectively. Full year and fourth quarter 2016 LOE per Boe decreased 21.5% and 23.0% year-over-year, respectively.

"We reduced borrowings outstanding by approximately one-third, or $58.0 million, during the year as a result of cost reductions, combined with assets sales and net proceeds from our preferred equity raise in excess of acquisitions. We ended the year with $18.0 million in accessible borrowings under our revolving credit facility which had a borrowing base of $140.0 million at December 31, 2016. We have positioned Mid-Con Energy for continued success in 2017 and established plans to accelerate key waterflood developments in our Permian and Northeastern Oklahoma core areas."

FULL YEAR 2016 SUMMARY

•	Average daily production of 4,038 Boe/d was in-line with the mid-point of full year guidance.

•	LOE averaged $15.35/Boe, a decrease of 21.5% year-over-year.

•	Realized revenues, inclusive of cash settlements from matured derivatives, inclusive of net premiums, averaged $45.83/Boe, a decrease of 16.9% year-over-year.

•	Full year net loss of $24.8 million in 2016 compared to net loss of $95.5 million in 2015.

•	Adjusted EBITDA, a Non-GAAP measure, was $45.9 million, a decrease of 16.5% year-over-year.

•
Completed non-scheduled redetermination of our borrowing base in August 2016, increasing the conforming borrowing base from $105.0 million to $140.0 million, which was subsequently reaffirmed by the lender group in October 2016 during the fall 2016 redetermination.

•
Reduced total debt outstanding by $58.0 million, or 32.2%, during 2016 to $122.0 million as of December 31, 2016. Compliance Total Leverage, as calculated per our credit agreement, was approximately 2.6x as of December 31, 2016.

•	Divested Hugoton core area on July 28, 2016, receiving net proceeds of $17.6 million, including post-closing adjustments, used to reduce borrowings outstanding under the revolving credit facility.

•	Acquired oil and natural gas properties in Nolan County, Texas ("Permian Bolt-On") on August 11, 2016, for $18.7 million after post-closing adjustments.

•
Funded Permian Bolt-On with $25.0 million private offering of Class A Convertible Preferred Units ("Preferred Units") on August 11, 2016, to investors led by John Goff and including, among others, Mid-Con Energy III, LLC, an affiliate of Mid-Con Energy's general partner, Bonanza Capital, and Swank Capital.

The following table reflects selected financial and operating results for the fourth quarter and full year ended December 31, 2016, compared to the previous year. The Partnership’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands, unaudited)	2016	2015	2016	2015
Average net daily production (Boe/d)(1)	3,837	4,772	4,038	4,707
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$16,412	$22,073	$67,741	$94,779
Net Loss	$-3,311	$-57,961	$-24,814	$-95,495
Adjusted EBITDA(3)	$9,002	$18,993	$45,901	$54,982
Distributable Cash Flow(3)	$6,242	$15,462	$34,417	$39,892
(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled in the period.
(3) Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net loss to Adjusted EBITDA and Distributable Cash Flow included in this press release.

FOURTH QUARTER 2016 RESULTS

Production - Production for the fourth quarter of 2016 was 353 MBoe, or 3,837 Boe/d. On a daily basis, this represents a 3.0% decrease from the third quarter of 2016 and a 19.6% decrease year-over-year. The decrease in sequential volumes was primarily due to disposition of the Hugoton core area in July 2016, declines in select Permian properties under primary production and recent commitments to add injection in our Permian and Northeastern Oklahoma core areas. During the quarter, the Partnership adjusted the target injection formation for two wells and converted six wells from producers to injectors, effectively sacrificing near-term production to benefit the waterflood response in future periods. In addition to the divestiture of the Hugoton core area, the decrease in year-over-year volumes reflected cost savings initiatives implemented in early 2016 that resulted in the temporary shut-in of 184 uneconomic wells in response to lower oil pricing.

Price Realizations - Oil and natural gas sales were $15.6 million in the fourth quarter of 2016, or $44.31/Boe. This represents an 11.9% increase from the third quarter of 2016 and a 19.8% increase year-over-year, on a per Boe basis. Cash settlements from matured derivatives, inclusive of net premiums, were $0.8 million in the fourth quarter of 2016, or $2.18/Boe. Cash settlements from matured derivatives, inclusive of net premiums, for the third quarter of 2016 and the fourth quarter of 2015 were $3.25/Boe and $13.29/Boe, respectively. The resulting realized prices, including cash settlements from matured derivatives, were $46.49/Boe for the fourth quarter of 2016, $42.84/Boe for the third quarter of 2016, and $50.28/Boe for the fourth quarter of 2015.

Operating Revenues - Operating revenues, which include cash settlements from matured derivatives, inclusive of net premiums, were $16.4 million, or $46.49/Boe in the fourth quarter of 2016. This was up 8.5% from the previous quarter and down 7.5% from the fourth quarter of 2015, on a per Boe basis. The positive sequential variance was due to 11.9% higher prices, partially offset by lower production. On a year-over-year basis, the negative variance per Boe was the result of lower production and lower cash settlements from matured derivatives, inclusive of net premiums.

Lease Operating Expenses - LOE was $5.1 million, or $14.56/Boe, in the fourth quarter of 2016, a 7.1% decrease from the third quarter of 2016 and a 23.0% decrease from the fourth quarter of 2015, on a per Boe basis. In addition to ongoing cost reduction initiatives, the decrease in average LOE per Boe, on a sequential and year-over-year basis, reflected the full quarter impact of the divestiture of our higher cost Hugoton core area and lower cost Permian Bolt-On acquisition on a relative basis.

Production Taxes - Production taxes in the fourth quarter of 2016 were $0.8 million, or $2.31/Boe, reflecting an effective tax rate of 5.2%. The effective tax rates for the third quarter of 2016 and the fourth quarter of 2015 were 5.2% and 5.3%, respectively.

Depreciation, Depletion, and Amortization Expenses (“DD&A”) - DD&A for the fourth quarter of 2016 was $5.5 million, or $15.65/Boe. On a per Boe basis, fourth quarter of 2016 was flat compared to the previous quarter and decreased 19.0% from the fourth quarter of 2015. The decrease in DD&A per Boe year-over-year was primarily due to the overall decreased book value of the underlying assets in our portfolio due to an impairment charge incurred during the fourth quarter of 2015.

General and Administrative Expenses - G&A during the fourth quarter of 2016 was $1.6 million, or $4.56/Boe, and included $0.2 million in non-cash equity-based compensation expense related to the Partnership’s long-term incentive program. G&A during the third quarter of 2016 was $1.7 million, or $4.71/Boe, and included $0.3 million in non-cash equity-based compensation expense. G&A during the fourth quarter of 2015 was $1.9 million, or $4.28/Boe, and included $0.2 million in non-cash equity-based compensation expense. The sequential decrease in G&A was primarily due to lower professional fees, public reporting expenses, and a reduction in rent expense as the result of the relocation of our Dallas, Texas, headquarters to Tulsa, Oklahoma, in an effort to consolidate office space.  The year-over-year decrease in aggregate G&A of $0.3 million was attributable to non-recurring legal and professional expenses in the fourth quarter of 2015, and corporate cost savings that included headcount reductions, office space consolidation, and successful reductions in discretionary G&A spending.

Net Interest Expense - Net interest expense for the fourth quarter of 2016 was $1.5 million, or $4.25/Boe, a 10.3% decrease from the third quarter of 2016 and a 1.6% decrease from the fourth quarter of 2015, on a per Boe basis. The sequential and year-over-year decrease in net interest expense was the result of material reductions in borrowings outstanding under the revolving credit facility, partially offset by lower production and a higher average effective interest rate. The Partnership reduced total debt by $5.9 million during the fourth quarter of 2016 and by $58.0 million during the year ended 2016. The average effective interest rate was approximately 3.8% in the fourth quarter of 2016 compared to 3.7% in the third quarter of 2016 and 3.3% in the fourth quarter of 2015.

Net Loss - For the fourth quarter of 2016, Mid-Con Energy reported a net loss of $3.3 million, or $0.14 per limited partner unit (basic and diluted), based on an average of 29.9 million limited partner units outstanding during the fourth quarter of 2016. Net loss for the third quarter of 2016 was $2.4 million, or $0.09 per limited partner unit (basic and diluted), based on an average of 29.9 million limited partner units outstanding during the period. For the fourth quarter of 2015, net loss was $58.0 million, or $1.93 per limited partner unit (basic and diluted), based on an average of 29.7 million limited partner units outstanding during the period.  The negative sequential variance was primarily attributable to lower cash settlements received from matured derivatives and changes in the mark-to-market value of our unsettled derivatives.  Additionally, the Partnership recorded a $63.0 million non-cash impairment charge during the fourth quarter of 2015.

Adjusted EBITDA - Adjusted EBITDA, a Non-GAAP measure, for the fourth quarter of 2016 was $9.0 million, a 24.2% decrease sequentially and a 52.6% decrease compared to the fourth quarter of 2015. On a per Boe basis, Adjusted EBITDA for the fourth quarter of 2016 was $25.50/Boe compared to $32.62/Boe in the third quarter of 2016 and $43.26/Boe in the fourth quarter of 2015. Sequentially and year-over-year, the variance on a per Boe basis was driven by lower production and lower cash settlements from derivatives, inclusive of net premiums, partially offset by lower LOE and G&A.

Distributable Cash Flow (“DCF”) - DCF, a Non-GAAP measure, for the fourth quarter of 2016 was $6.2 million after subtracting $1.1 million in cash interest expense, $1.1 million in estimated maintenance capital expenditures, and $0.5 million in distributions to preferred unitholders from Adjusted EBITDA. Relative to the third quarter of 2016 and the fourth quarter of 2015, DCF decreased 31.4% and 59.6%, respectively.

YEAR END 2016 ESTIMATED NET PROVED RESERVES

Mid-Con Energy’s year end 2016 estimated net proved reserves were 19.2 MMBoe, representing an approximate 13.9% decrease compared to year end 2015 estimated net proved reserves of 22.3 MMBoe. Reserves at year end 2016 were categorized as approximately 95% oil and approximately 65% proved developed, both on a per Boe basis.

At December 31, 2016, the standardized measure of the Partnership’s estimated net proved reserves was $157.3 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2016, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

Core Area	Oil (MBbl)	Gas (MMcf)	Total(1) (MBoe)	% Total	% Oil	% Proved Developed
Northeastern Oklahoma	8,135	1,382	8,366	44%	97%	66%
Permian	6,983	4,698	7,766	40%	90%	59%
Southern Oklahoma	2,713	44	2,720	14%	100%	74%
Other	379	0	379	2%	100%	76%
Total	18,210	6,124	19,231	100%	95%	65%
(1) Reserve volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

2017 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY 2017 Guidance as of 02/28/17	2017
Net production (Boe/d)(1)	3,500 - 3,900
Lease operating expenses per Boe	$14.50 - $16.50
Production taxes (% of total revenue)	5.1% - 5.5%
Estimated capital expenditures	$13.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

HEDGING SUMMARY
Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership's exposure to short-term fluctuations in the prices of oil and natural gas. We believe this risk management strategy will serve to secure a baseline portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of February 28, 2017, the following table reflects volumes of Mid-Con Energy's production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

Oil Hedges	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19
WTI Collar Volume (Bbl/d)	667	659	652	652	1,500	1,484	1,141	1,141	433	429	424	424
Call Strike Price ($/Bbl)	$49.00	$50.15	$51.22	$52.35	$57.39	$57.91	$52.42	$53.13	$60.52	$60.52	$60.52	$60.52
Put Strike Price ($/Bbl)	$40.00	$45.00	$45.00	$45.00	$45.00	$45.00	$43.57	$43.57	$50.00	$50.00	$50.00	$50.00

Put Volume (Bbl/d)(1)	2,000	1,978	1,957	1,793	0	0	326	326	0	0	0	0
Put Strike Price ($/Bbl)(1)	$50.00	$50.00	$50.00	$50.00	0	0	$45.00	$45.00	0	0	0	0
Total Hedged (Bbl/d)	2,667	2,637	2,609	2,446	1,500	1,484	1,467	1,467	433	429	424	424
Floor Strike Price ($/Bbl)	$47.50	$48.75	$48.75	$48.67	$45.00	$45.00	$43.89	$43.89	$50.00	$50.00	$50.00	$50.00
% Hedged(2)	77%	77%	76%	71%	44%	43%	43%	43%	13%	12%	12%	12%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filing for additional details).
(2) Estimated percent hedged calculated based on the mid-point of 2017 Boe production guidance multiplied by a 93% oil weighting based on fourth quarter 2016 reported production volumes.

LIQUIDITY AND BORROWING BASE SUMMARY

As of December 31, 2016, the Partnership’s total liquidity of $20.4 million included $2.4 million in cash and cash equivalents and $18.0 million of accessible borrowings under the revolving credit facility based on a borrowing base of $140.0 million. During the October 2016 redetermination, our borrowing base was reaffirmed at $140.0 million. As of December 31, 2016, total borrowings outstanding were $122.0 million. As of February 28, 2017, the Partnership had total borrowings outstanding of $121.5 million and approximately $3.0 million in cash and cash equivalents. The next regularly scheduled borrowing base redetermination is estimated to occur on or around April 30, 2017.

FOURTH QUARTER 2016 CONFERENCE CALL

As announced on February 14, 2017, Mid-Con Energy’s management will host a conference call on Wednesday, March 1, 2017, at 9:30 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 68790057) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through March 8, 2017, by dialing 1-855-859-2056 (Conference ID: 68790057). Additionally, a webcast archive will be available at www.midconenergypartners.com.

UPCOMING CONFERENCE

Mid-Con Energy's management team is scheduled to participate in the EnerCom Dallas Conference on March 2, 2017, in Dallas, Texas. Corresponding presentation slides will be made available no later than the morning of the event by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

ANNUAL REPORT ON FORM 10-K AND UNITHOLDERS' SCHEDULE K-1

Certain financial results included in this press release and related footnotes are preliminary and are therefore subject to change prior to filing Mid-Con Energy's audited December 31, 2016, Annual Report on Form 10-K, which will be filed on or about February 28, 2017.

Additionally, our unitholders’ Schedule K-1 for the tax year 2016 will be available for download on the Mid-Con Energy website during the week of March 7, 2017. Any questions related to Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

ABOUT MID-CON ENERGY PARTNERS LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery.  Mid-Con Energy's core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma, and the Permian. For more information, please visit Mid-Con Energy's website at  www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes "forward-looking statements" — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as "anticipate," "believe," "estimate," "intend," "expect," "plan," "project," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," or "will" or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy's filings with the Securities and Exchange Commission ("SEC") available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the "Forward-Looking Statements" and "Risk Factors" sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Balance Sheets
(in thousands, except number of units)
(Unaudited)

	December 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$2,359	$615
Accounts receivable:
Oil and natural gas sales	5,302	4,551
Other	233	5,009
Derivative financial instruments	0	24,419
Prepaids and other	662	623
Total current assets	8,556	35,217
Property and Equipment:
Oil and natural gas properties, successful efforts method:
Proved properties	441,479	518,916
Other property and equipment	289	0
Accumulated depletion, depreciation, amortization and impairment	-176,551	-232,008
Total property and equipment, net	265,217	286,908
Derivative financial instruments	0	1,144
Other assets	2,513	3,817
Total assets	$276,286	$327,086
LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities:
Accounts payable:
Trade	$2,554	$3,185
Related parties	1,133	559
Derivative financial instruments	5,314	0
Accrued liabilities	146	165
Current maturities of long-term debt	0	30,000
Total current liabilities	9,147	33,909
Derivative financial instruments	2,495	0
Long-term debt	122,000	150,000
Other long-term liabilities	93	0
Asset retirement obligations	11,331	12,679
Commitments and contingencies
Class A convertible preferred units - 11,627,906 and 0 issued and outstanding, respectively	19,570	0
EQUITY, per accompanying statements:
Partnership equity:
General partner interest	-248	47
Limited partners - 29,912,230 and 29,724,890 units issued and outstanding, respectively	111,898	130,451
Total equity	111,650	130,498
Total liabilities, convertible preferred units and equity	$276,286	$327,086

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Statements of Operations
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Oil sales	$15,208	$15,845	$54,773	$72,520
Natural gas sales	434	394	1,325	1,394
(Loss) gain on derivatives, net	-4,238	9,822	-12,202	22,366
Total revenues	11,404	26,061	43,896	96,280
Operating costs and expenses:
Lease operating expenses	5,141	8,298	22,692	33,591
Oil and natural gas production taxes	816	853	2,893	3,487
Impairment of proved oil and natural gas properties	0	63,018	895	103,938
Impairment of proved oil and natural gas properties sold	0	0	3,578	0
Depreciation, depletion and amortization	5,524	8,482	23,074	34,174
Accretion of discount on asset retirement obligations	134	156	577	432
General and administrative	1,609	1,880	6,890	9,411
Total operating costs and expenses	13,224	82,687	60,599	185,033
Loss on sales of oil and natural gas properties, net	-43	0	-560	0
Loss from operations	-1,863	-56,626	-17,263	-88,753
Other (expense) income:
Interest income	3	2	12	11
Interest expense	-1,506	-1,897	-7,487	-7,258
Other income (expense)	55	548	-76	547
Gain (loss) on settlement of ARO	0	12	0	-42
Total other expense	-1,448	-1,335	-7,551	-6,742
Net Loss	-3,311	-57,961	-24,814	-95,495
Less: Distributions to preferred unitholders	809	0	1,249	0
Less: General partner's interest in net loss	-39	-695	-295	-1,146
Limited partners’ interest in net loss	$-4,081	$-57,266	$-25,768	$-94,349

Net loss per limited partner unit:
Basic and diluted	$-0.14	$-1.93	$-0.86	$-3.18
Weighted average limited partner units outstanding:
Limited partner units (basic and diluted)	29,912	29,725	29,834	29,642

Mid-Con Energy Partners, LP and subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Cash Flows from Operating Activities:
Net loss	$-24,814	$-95,495
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	23,074	34,174
Debt issuance costs amortization	1,372	1,156
Accretion of discount on asset retirement obligations	577	432
Impairment of proved oil and natural gas properties	895	103,938
Impairment of proved oil and natural gas properties sold	3,578	0
Loss on settlement of ARO	0	42
Cash paid for settlements of ARO	0	-82
Mark to market on derivatives:
Loss (gain) on derivatives, net	12,202	-22,366
Cash settlements received for matured derivatives	20,511	28,543
Cash settlements received for early terminations and modifications of derivatives, net	5,820	11,069
Cash premiums paid for derivatives, net	-5,161	-15,765
Loss on sales of oil and natural gas properties, net	560	0
Non-cash equity-based compensation	1,184	3,204
Changes in operating assets and liabilities:
Accounts receivable	-751	3,500
Other receivables	4,935	-566
Prepaids and other	-39	29
Accounts payable and accrued liabilities	-7	-3,388
Net cash provided by operating activities	43,936	48,425
Cash Flows from Investing Activities:
Additions to oil and natural gas properties	-7,223	-13,893
Additions to other property and equipment	-165	0
Acquisitions of oil and natural gas properties	-18,722	-1
Proceeds from sales of oil and natural gas properties	17,635	0
Net cash used in investing activities	-8,475	-13,894
Cash Flows from Financing Activities:
Proceeds from line of credit	0	28,000
Payments on line of credit	-58,000	-53,000
Offering costs	-16	-194
Distributions to common units	0	-11,266
Debt issuance costs	-68	-688
Proceeds from sale of convertible preferred units, net of offering costs	24,646	0
Distributions to preferred units	-279	0
Net cash used in financing activities	-33,717	-37,148
Net increase (decrease) in cash and cash equivalents	1,744	-2,617
Beginning cash and cash equivalents	615	3,232
Ending cash and cash equivalents	$2,359	$615

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables, and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow,” each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Interest expense, net;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	(Gain) loss on derivatives, net;

•	Cash settlements received (paid) for matured derivatives, net;

•	Cash settlements received for early terminations and modifications of derivatives, net;

•	Cash premiums received (paid) upon settlement for derivatives, net;

•	Cash premiums paid at inception of derivatives, net;

•	Impairment of proved oil and natural gas properties;

•	Impairment of proved oil and natural gas properties sold;

•	Non-cash equity-based compensation;

•	(Gain) loss on sales of oil and natural gas properties, net.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash interest expense;

•	Estimated maintenance capital expenditures;

•	Other non-operating cash (income) expense; and

•	Distributions to preferred unitholders.

Mid-Con Energy Partners, LP and subsidiaries
Reconciliation of Net Loss to Adjusted EBITDA and Distributable Cash Flow
(in thousands)
(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2,015
Net loss	$-3,311	$-57,961	$-24,814	$-95,495
Interest expense, net	1,502	1,895	7,475	7,248
Depreciation, depletion and amortization	5,524	8,482	23,074	34,174
Accretion of discount on asset retirement obligations	134	156	577	432
Loss (gain) on derivatives, net	4,238	-9,822	12,202	-22,366
Cash settlements received for matured derivatives, net	2,044	12,977	20,511	28,543
Cash settlements received for early terminations and modifications of derivatives, net	0	0	5,820	11,069
Cash premiums received (paid) upon settlement for derivatives, net	-1,274	1	-5,040	-1,701
Cash premiums paid at inception of derivatives, net	-121	0	-121	-14,064
Impairment of proved oil and natural gas properties	0	63,018	895	103,938
Impairment of proved oil and natural gas properties sold	0	0	3,578	0
Non-cash equity-based compensation	223	247	1,184	3,204
Loss on sales of oil and natural gas properties, net	43	0	560	0
Adjusted EBITDA	$9,002	$18,993	$45,901	$54,982
Less:
Cash interest expense	1,135	1,464	6,198	6,070
Estimated maintenance capital expenditures	1,123	1,520	4,473	8,473
Other non-operating cash income	0	547	34	547
Distributions to preferred unitholders	502	0	779	0
Distributable Cash Flow	$6,242	$15,462	$34,417	$39,892

INVESTOR RELATIONS CONTACT
IR@midcon-energy.com
(918) 743-7575